Exhibit 10.23

ASSIGNMENT AND ASSUMPTION OF LEASE AND NOVATION

AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AND NOVATION AGREEMENT (this “Agreement”) is made and entered into this 15th day of June, 2011 by and among Enterprise Mobile, Inc. (“Assignor”), a Delaware corporation, Bright Horizons Children’s Centers LLC (“Assignee”), a Delaware limited liability company, and the President and Fellows of Harvard College (“Landlord”), a Massachusetts educational and charitable corporation.

A. Landlord, as landlord, and Assignor, as tenant, are parties to that certain Lease dated March 30, 2007, and that certain First Amendment to Lease date June 9, 2009 (collectively the “Lease”).

B. Pursuant to the Lease, Assignor leases from Landlord certain premises (the “Premises”) located in a building commonly known as Building 312, located at 321 Arsenal Street, Watertown, MA 02472 containing approximately 8,107 rentable square feet.

C. Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, as of July 1, 2011 (the “Effective Date”) all of Assignor’s rights and obligations under the Lease accruing from and after the Effective Date, on the terms set forth below.

D. In consideration of Assignee assuming all of Assignor’s rights and obligations under the Lease, Landlord agrees to release Assignor from all liabilities under the Lease accruing from and after the Effective Date, on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows, as of the Effective Date:

1. Assignment. Assignor assigns, transfers and conveys to Assignee all of Assignor’s rights, title, obligations and interest in, to and under the Lease. From the date hereof until the Effective Date, Assignor will promptly, fully and completely keep, fulfill, observe, perform and discharge each and every covenant and obligation of the Lease.

2. Assumption.

(a) Assignee unconditionally assumes and shall promptly, fully and completely keep, fulfill, observe, perform and discharge each and every covenant and obligation that may accrue and become performable, due or owing by Assignor under the Lease from and after the Effective Date.

(b) Assignee shall perform the obligations of Assignor that may accrue and become performable, due or owing under the Lease from and after the Effective Date, and Assignee shall be bound by all of the terms and conditions of the Lease in every way as if Assignee were originally a party thereto as Tenant. Assignee shall have no liability or obligation whatsoever with respect to any covenant, condition or obligation arising or accruing under the Lease prior to the Effective Date.

3. Release of Assignor Novation.

(a) Notwithstanding anything to the contrary in the Lease, Landlord releases and forever discharges Assignor, as well as its shareholders, officers, employees, agents and representatives, from all obligations accruing under the Lease after the Effective Date, except for any obligations under the Lease that expressly survive its expiration or termination.

(b) Landlord recognizes Assignee as Assignor’s successor-in-interest in and to the Lease. Commencing on the Effective Date, Assignee by this Agreement becomes entitled to all right, title and interest of Assignor in and to the Lease. Following the Effective Date: (i) the term “Tenant,” as used in the Lease, shall refer to Assignee; (ii) Landlord accepts the liability of Assignee in lieu of the liability of Assignor; and (iii) Landlord shall be bound by the terms of the Lease in every way as if Assignee were named in the Lease in place of Assignor as a party thereto.

(c) Landlord consents to the within assignment and assumption of the Lease and Landlord (i) waives any recapture right that it may have under Section 5.1.8.2 of the Lease as a result of this assignment, and (ii) agrees that neither Assignor nor Assignee shall be responsible for any excess rent or additional rent or consideration described in Section 5.1.8.4 of the Lease. The consent by Landlord to the within assignment and assumption of the Lease shall not be deemed an approval of any future assignment of the Lease or subletting of the Premises or any portion thereof. No further assignment or sublease of all or any portion of the Premises shall be made without the prior written approval of Landlord, if and when required pursuant to and in accordance with the provisions of the Lease.

(d) Landlord represents and warrants to Assignee that, to the best of Landlord’s knowledge as of the date hereof: (i) Assignor is not in breach or default of any terms, covenant, condition or requirement imposed on it under the Lease, and (ii) there exists no grounds or basis for any claim or allegation by Landlord (with or without any further notice or grace period) of any breach or default by Assignor (as Tenant) under the Lease. Landlord agrees that Assignee shall not be responsible for the removal or restoration of any Construction Work (whether or not a Permitted Alteration) or any other alterations, additions or improvements made by or for Assignor in or about the Premises or the Complex prior to the Effective Date.

(e) Landlord represents to Assignee that the Term of the Lease will expire on December 31, 2011.

(f) Landlord agrees that, from and after the Effective Date, Section 5.1.20.2 of the Lease shall be deleted and of no further force or effect.

(g) In accordance with Section 5.1.8.9 of the Lease, Assignor will reimburse Landlord all reasonable costs and expenses incurred by Landlord in connection with the assignment of the Lease to Assignee, and in connection with this Agreement.

4. Ongoing Obligation, Indemnification.

(a) Assignee shall indemnify and hold Assignor harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys’ fees), liabilities or damages of any kind or nature whatsoever that Assignor may sustain by reason of Assignee’s breach or non-fulfillment (whether by action or inaction), of any covenant or obligation under the Lease to be performed by Assignor or Assignee thereunder after the Effective Date.

(b) Assignor shall indemnify and hold Assignee harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys’ fees), liabilities or damages of any kind or nature whatsoever that Assignee may sustain by reason of Assignor’s breach or non-fulfillment (whether by action or inaction), of any covenant or obligation under the Lease to be performed by Assignor thereunder prior to the Effective Date, or by reason of any misrepresentation or breach by Assignor of any warranty set forth herein.

(c) Without limitation of the foregoing, as between Assignee and Assignor, Assignor shall remain responsible for all Additional Rent (including without limitation Operating Costs and Real Estate Taxes) due under Articles 3 and 4 of the Lease in respect of the period ending on the day preceding the Effective Date, and Assignee shall remain responsible for the same in respect of the period commencing on the Effective Date. If and at any such time (or from time to time) as Landlord shall deliver any reconciliation, re-computation, true-up or other adjustment or billing on account of any additional rent or other payment due under the Lease, Assignor and Assignee shall allocate the liability between themselves accordingly. Any refund received by Assignee from Landlord in respect of the period prior to the Effective Date shall be paid over to Assignor within fifteen (15) days after receipt, and any payment due from Assignor on account of such period shall be paid to Assignee within fifteen (15) days after demand therefor.

(d) The indemnification obligations under this Section shall be conditioned upon the indemnitee giving notice to the indemnitor promptly after the indenmitee receives notice of the claim and shall survive the expiration or termination of the Lease.

5. Condition; Use; Defaults.

(a) Assignee shall take possession of the Premises in its present “as is” condition, subject to ordinary wear and tear and damage by casualty prior to the Effective Date. No representations or warranties have been made to Assignee concerning the condition of the Premises, nor have any promises to remodel, change, alter, or improve the Premises been made by Assignor or any party on behalf of Assignor. Assignee has completed such investigation of the Premises as Assignee deems appropriate.

(b) Assignor represents and warrants to Assignee that, as of the Effective Date, neither Assignor nor its employees, agents, contractors, licensees or others for whom Assignor is responsible have used, released, deposited, disposed of or otherwise handled any Hazardous Materials in, on Or about the Premises or the Complex in violation of the Lease or in violation of applicable laws, codes or regulations.

(c) Assignor represents and warrants to Assignee that, as of the Effective Date, Assignor has not undertaken any Construction Work in or about the Premises except in strict accordance with the Lease, including without limitation Section 5.1.9 thereof.

(d) Assignor represents and warrants to Assignee that, as of the Effective Date: (i) Assignor is not in breach or default of any terms, covenant, condition or requirement imposed on it under the Lease or with respect to the Premises, and (ii) there exists no grounds or basis for any claim or allegation by Landlord (with or without any further notice or grace period) of any breach or default by Assignor (as Tenant) under the Lease, and (iii) Assignor has not received any notice that any violation of applicable laws, codes or regulations exists and remains uncured in or about the Premises, and (iv) to the best of Assignor’s knowledge, upon reasonable inquiry, Landlord is not in breach or default of any terms, covenant, condition or requirement imposed on Landlord under the Lease or with respect to the Complex.

(e) Assignor represents and warrants to Assignee that no consent or approval from any third party is required in order for Assignor to enter into this Agreement, or perform or be bound by the terms and conditions hereof. Assignor is not bankrupt or insolvent, and will not become so by virtue of this Agreement. There are no liens or encumbrances on or affecting the Premises as a result of any work undertaken by or on behalf of the Assignor (nor does any basis or grounds exist for such a lien or encumbrance).

6. Default By Landlord. Assignor shall not be liable to Assignee for Landlord’s failure to perform any of Landlords obligations under the Lease, nor shall Assignor have any obligation to perform same or to bring legal proceedings or take any other action against Landlord to assure performance of Landlord’s obligations under the Lease. Assignee’s enforcement of the Lease against Landlord shall be at the sole expense of Assignee, and Assignee shall indemnify Assignor against all costs and expenses, including but not limited to reasonable attorneys’ fees, which may be incurred by Assignor in connection with any claim, action, or proceeding so undertaken by Assignee. Any recovery obtained by Assignee shall be the property of Assignee, except that Assignor shall be compensated therefrom for any damages sustained by Assignor as a consequence of such default or breach on the part of Landlord.

7. Return of Letter of Credit. Within thirty (30) days of the Effective Date, Landlord agrees to return to Assignor the Letter of Credit provided by Assignor under Article 7 of the Lease. Landlord agrees that Assignee will not be required to provide any substitute or other letter of credit or security deposit

8. Notices. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Assignor:

Larry Comparone

Director, Global Facilities and Real Estate Intermec Technologies Corporation

6001 36th Avenue West

Everett, WA 98203

with a copy to:

Legal Department

Intermec Technologies Corporation 6001 36th Avenue West

Everett, WA 98203

If to Assignee:

Bright Horizons Children’s Centers, LLC

200 Talcott Avenue South

Watertown, MA 02472

with copy to:

Stephen T. Langer

Langer & McLaughlin, LLP

855 Boylston Street, 6th Floor

Boston, MA 02116

If to Landlord:

President and Fellows of Harvard College

c/o Harvard Real Estate Services

1350 Massachusetts Avenue

Holyoke Center, Suite 800 Cambridge, MA 02138-3826

with a copy to:

Office of the General Counsel Harvard University

1350 Massachusetts Avenue

Holyoke Center, Suite 980

Cambridge, MA 02138-3834

with a copy to:

Beal & Company, Inc.

177 Milk Street

Boston, MA 02109

Attention: Vice President, Property Management

All notices, demands, requests, consents or approvals that may or are required to be given by any party to another shall be in writing and shall be deemed given when actually received by the other party, if: (i) served personally; (ii) sent by nationally-recognized overnight courier with return receipt; or (iii) sent by United States registered or certified mail, postage prepaid, return receipt requested and addressed to such other party at the address specified above or at such other place as such other party may from time to time designate by notice in writing to the other parties hereto. Notwithstanding the foregoing, rejection or other refusal to accept a notice, request or demand, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to be actual receipt thereof

9. No Broker. The parties represent to each other that this Agreement was negotiated directly, without the use of any real estate broker. Each party shall hold the other harmless from any liability or loss, including reasonable attorneys’ fees, resulting from a misrepresentation under this Section.

10. Miscellaneous.

(a) Any capitalized terms not otherwise defined within this Agreement shall have the meanings set forth in the Lease.

(b) Each provision of this Agreement shall extend, bind and inure to the benefit of Landlord, Assignor and Assignee and their respective permitted successors and assigns, including without limitation successor assignees of the Lease.

(c) This Agreement contains the entire agreement between the parties, and all prior negotiations and agreements are merged in this Agreement. This Agreement may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

(d) This Agreement may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

(e) This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

(f) If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby.

11. All Parties Consent. Each of Assignor, Assignee and Landlord consent to all of the provisions of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ASSIGNOR: Enterprise Mobile, Inc.

By:	/s/ STEPHEN MOORE
Name:	Stephen Moore
Title:	President

ASSIGNEE: Bright Horizons Children’s Centers LLC

By:	/s/ ELIZABETH J. BOLAND
Name:	Elizabeth J. Boland
Title:	Chief Financial Officer

LANDLORD: The President and Fellows of Harvard College

By:	/s/ LISA HOGARTY
Name:	Lisa Hogarty
Title:	Vice President for Campus Services